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                                  [Letterhead]

                                                     WRITER'S DIRECT DIAL NUMBER

                                                            (202) 274-2000

September 18, 1998

Board of Trustees
Greene County Savings Bank
425 Main and Church Streets
Catskill, New York 12414-1317 182

                  Re:  Mutual Holding Company Formation and Stock Issuance

Ladies and Gentlemen:

         We have been requested as special counsel to Greene County Savings Bank to express our opinion concerning certain Federal income tax matters relating to the proposed Reorganization (as defined below) of Greene County Savings Bank, a New York-chartered mutual savings bank ("Bank") into the MHC structure. As part of the Reorganization, the Bank will convert to a New York-chartered stock savings bank (the "Stock Bank"), and Greene County Bancorp, MHC, a New York-chartered mutual holding company ("MHC ") will be formed to own a majority of the common stock of Greene County Bancorp, Inc., a Delaware chartered corporation ("Holding Company"), which will own 100% of the common stock of the Stock Bank.

         In connection therewith, we have examined the Plan of Reorganization From a Mutual Savings Bank to a Mutual Holding Company and Stock Issuance Plan, which was adopted by the Board of Trustees of the Bank on July 1, 1998 (the "Plan of Reorganization"), and certain other documents relating to the Reorganization, some of which are described or referred to in the Plan of Reorganization and which we have deemed necessary to examine in order to issue the opinions set forth below. Unless otherwise defined, all terms used herein have the meanings given to such terms in the Plan of Reorganization.

         In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We have further assumed the absence of adverse facts not apparent from the face of the instruments and documents we examined.



        In issuing our opinions, we have assumed that the Bank will comply with the terms and conditions of the Plan of Reorganization, and that the various representations and warranties which are provided to us are accurate, complete, true and correct. Accordingly, we express no opinion concerning the effect, if any, of variations from the foregoing. We specifically express no opinion concerning tax matters relating to the Plan of Reorganization under state and local tax laws and



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Board of Trustees
Greene County Savings Bank
September 18, 1998
Page 2

under Federal income tax laws except on the basis of the documents and assumptions described above.


         For purposes of this opinion, we are relying on the representations provided to us by the Bank, which are incorporated herein by reference and attached hereto.


         In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices and procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below. This opinion is as of the date hereof, and we disclaim any obligation to advise you of any change in any matter considered herein after the date hereof.

         We emphasize that the outcome of litigation cannot be predicted with certainty and, although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.

                               SUMMARY OF OPINIONS

         Based on the facts, representations and assumptions set forth herein, we are of the opinion that:

         With Respect to the Exchange of the Bank's Charter for a Stock Charter ("Bank Conversion"):

         1. The Bank's exchange of its New York mutual savings bank charter for a New York stock savings bank charter is a mere change in identity and form and therefore qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code ("Code")

         2. No gain or loss will be recognized by Bank upon the transfer of its assets to Stock Bank solely in exchange for shares of Stock Bank stock and the assumption by Stock Bank of the liabilities of Bank. (Code Sections 361(a) and 357(a)).

         3. No gain or loss will be recognized by Stock Bank upon the receipt of the assets of Bank in exchange for shares of Stock Bank common stock. (Code
Section 1032(a)).


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Board of Trustees
Greene County Savings Bank
September 18, 1998
Page 3

         4. Stock Bank's holding period in the assets received from Bank will include the period during which such assets were held by the Bank. (Code Section 1223(2)).

         5. Stock Bank's basis in the assets of Bank will be the same as the basis of such assets in the hands of Bank immediately prior to the Bank Conversion. (Code Section 362(b)).

         6. Bank depositors will recognize no gain or loss upon the constructive receipt of Stock Bank common stock solely in exchange for their ownership interests in Bank. (Code Section 354(a)(1)).

         7. The basis of the Stock Bank common stock to be constructively received by the Bank's depositors (which basis is -0-) will be the same as their basis in their ownership interests in the Bank surrendered in exchange therefor. (Code Section 358(a)(1)).

         8. The holding period of the Stock Bank common stock constructively received by the depositors of the Bank will include the period during which the Bank depositors held their ownership interests, provided that the ownership interests were held as capital assets on the date of the exchange. (Code Section 1223(1)).

         9. The Stock bank will succeed to and take into account the Bank's earnings and profits or deficit in earnings and profits, as of the date of the proposed transaction. (Code Section 381).

         With Respect to the Transfer of Stock Bank Stock to MHC for Ownership Interests (the "351 Transaction"):

         10. The exchange of Stock Bank stock by the Stock Bank depositors in exchange for ownership interests in the MHC will constitute a tax-free exchange of property solely for voting "stock" pursuant to Section 351 of the Internal Revenue Code.

         11. Stock Bank's depositors will recognize no gain or loss upon the transfer of the Stock Bank stock they constructively received in the Stock Bank in exchange for ownership interests in the MHC . (Code Section 351).

         12. Stock Bank depositor's basis in the MHC ownership interests received in the 351 Transaction (which basis is -0-) will be the same as the basis of the property transferred in exchange therefor, reduced by the sum of the liabilities assumed by MHC or to which assets transferred are taken subject. (Code Section 358(a)(1)).


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Board of Trustees
Greene County Savings Bank
September 18, 1998
Page 4

         13. Stock Bank depositor's holding period for the ownership interests in MHC received in the transaction will include the period during which the property exchanged was held by Stock Bank depositors, provided that such property was a capital asset on the date of the exchange.
(Code Section 1223(1)).

         14. MHC will recognize no gain or loss upon the receipt of property from Stock Bank depositors in exchange for ownership interests in the MHC . (Code Section 1032(a)).

         15. Mutual Holding Company's basis in the property received from Stock Bank depositors (which basis is -0-) will be the same as the basis of such property in the hands of Stock Bank depositors immediately prior to the transaction. (Code Section 362(a)).

         16. Mutual Holding Company's holding period for the property received from Stock Bank's depositors will include the period during which such property was held by Stock Bank depositors. (Code Section 1223(2)).

         With respect to the transfers to the Holding Company in exchange for Common Stock in the Holding Company: (the "Secondary 351 Transaction"):

         17. The MHC and the persons who purchased Common Stock of the Holding Company in the Subscription and Community Offering ("Minority Stockholders") will recognize no gain or loss upon the transfer of Stock Bank stock and cash, respectively, to the Holding Company in exchange for stock in the Holding Company. Code Sections 351(a) and 357(a).

         18. Holding Company will recognize no gain or loss on its receipt of Stock Bank stock and cash in exchange for Holding Company Stock. (Code Section 1032(a)).

         19. The basis of the Holding Company Common Stock to the Minority Stockholders will be the actual purchase price thereof, and a shareholder's holding period for Common Stock acquired through the exercise of subscription rights will begin on the date the rights are exercised.

                              PROPOSED TRANSACTION

         On July 1, 1998, the Board of Trustees of the Bank adopted the Plan of Reorganization. For what are represented to be valid business purposes, the Bank's Board of Trustees has decided to convert to a MHC structure pursuant to certain federal and state laws and regulations. The following steps are proposed:


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Board of Trustees
Greene County Savings Bank
September 18, 1998
Page 5

         (i) The Bank will organize an interim New York-chartered stock savings bank (Interim One) as its wholly-owned subsidiary;

         (ii) Interim One will organize a Delaware mid-tier holding company as its wholly-owned subsidiary (Holding Company); and

         (iii) Interim One will also organize another interim New York-chartered stock savings bank as its wholly-owned subsidiary (Interim Two).

         The following transactions will occur simultaneously:

         (iv) The Bank will exchange its charter for a New York stock savings bank charter and will become a stock savings bank that will constructively issue its common stock to depositors of the Bank;

         (v) Interim One will cancel its outstanding stock and exchange its charter for a New York MHC charter and thereby become the MHC;

         (vi) Interim Two will merge with and into the Bank with the Bank as the surviving entity, the former depositors of the Bank who constructively hold stock in the Bank will exchange their stock in the Bank for membership interests in the MHC ;

         (vii) The MHC will contribute the Bank's stock to the Holding Company, a wholly-owned subsidiary of the MHC , for additional shares of Holding Company; and

         (viii) Contemporaneously, with the contribution set forth in "(vii)" the Stock Holding Company will offer to sell 44.51% of its Common Stock in the Subscription Offering and, if applicable, the Community Offering. In addition, the Bank intends to establish a charitable foundation (the "Charitable Foundation") to which the Holding Company will contribute shares of Common Stock equal to 1.96% of the shares of Common Stock outstanding.

         These transactions are referred to herein collectively as the "Reorganization."

         Those persons who, as of the date of the Bank Conversion (the "Effective Date"), hold depository rights with respect to the Bank will thereafter have such rights solely with respect to the Stock Bank. Each deposit account with the Bank at the time of the exchange will become a

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Board of Trustees
Greene County Savings Bank
September 18, 1998
Page 6

deposit account in the Stock Bank in the same amount and upon the same terms and conditions. Following the completion of the Reorganization, all depositors who had liquidation rights with respect to the Bank immediately prior to the Reorganization will continue to have such rights solely with respect to the MHC so long as they continue to hold deposit accounts with the Stock Bank. All new depositors of the Stock Bank after the completion of the Reorganization will have liquidation rights solely with respect to the MHC so long as they continue to hold deposit accounts with the Stock Bank.

         The shares of Interim Two common stock owned by the MHC prior to the Reorganization shall be converted into and become shares of common stock of the Stock Bank on the Effective Date. The shares of Stock Bank common stock constructively received by the Stock Bank stockholders (formerly the depositors holding liquidation rights of the Bank) will be transferred to the MHC by such persons in exchange for liquidation rights in the MHC .

         The Holding Company will have the power to issue shares of capital stock (including common and preferred stock) to persons other than the MHC . So long as the MHC is in existence, however, it must own a majority of the voting stock of Holding Company. Holding Company may issue any amount of non-voting stock to persons other than MHC . No such non-voting stock will be issued as of the date of the Reorganization.

                                      * * *

         The opinions set forth above represent our conclusions as to the application of existing Federal income tax law to the facts of the instant transaction, and we can give no assurance that changes in such law, or in the interpretation thereof, will not affect the opinions expressed by us. Moreover, there can be no assurance that contrary positions may not be taken by the IRS, or that a court considering the issues would not hold contrary to such opinions.

         All of the opinions set forth above are qualified to the extent that the validity of any provision of any agreement may be subject to or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally. We do not express any opinion as to the availability of any equitable or specific remedy upon any breach of any of the covenants, warranties or other provisions contained in any agreement. We have not examined, and we express no opinion with respect to the applicability of, or liability under, any Federal, state or local law, ordinance, or regulation governing or pertaining to environmental matters, hazardous wastes, toxic substances, asbestos, or the like.


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Board of Trustees
Greene County Savings Bank
September 18, 1998
Page 7

         It is expressly understood that the opinions set forth above represent our conclusions based upon the documents reviewed by us and the facts presented to us. Any material amendments to such documents or changes in any significant fact would affect the opinions expressed herein.

         We have not been asked to, and we do not, render any opinion with respect to any matters other than those expressly set forth above.

         We hereby consent to the filing of the opinion as an exhibit to the Bank's Form 86-AC Application for Approval of a Mutual Savings Bank Holding Company Reorganization and Minority Stock Issuance as filed with the New York State Banking Department and to the Holding Company's Registration Statement on Form SB-2 as filed with the SEC. We also consent to the references to our firm in the Prospectus contained in the Forms 86-AC and SB-2 under the captions "The Reorganization and Offering - Federal and State Tax Consequences of the Reorganization" and "Legal and Tax Matters," and to the summarization of our opinion in such Prospectus.

                                          Very truly yours,

                                   LUSE LEHMAN GORMAN POMERENK & SCHICK
                                        A Professional Corporation



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                               REPRESENTATIONS OF

                           GREENE COUNTY SAVINGS BANK


         Set forth below are the representations required of Greene County Savings Bank in order for Luse Lehman Gorman Pomerenk & Schick, A Professional Corporation, to provide an opinion of counsel with respect to the federal income tax consequences of the Reorganization and Conversion. All terms capitalized herein shall have the same meaning as set forth in the opinion of counsel dated September 17, 1998.

1. The fair market value of the Stock Bank stock constructively received by the depositors of the Bank in exchange for their equity interest in the Bank will be approximately equal to the fair market value of the equity interest in the Bank constructively surrendered in the exchange.

2. There is no plan or intention by the depositors of the Bank, to sell, exchange, or otherwise dispose of any of the shares of Stock Bank stock constructively received in the transaction, other than as described herein (i.e., the transfer to Mutual Holding Company).

3. Immediately following the Bank Conversion, the depositors of the Bank will own all of the outstanding Stock Bank stock and will own such stock solely by reason of their ownership of all of the equity interests in Bank immediately prior to the transaction.

4. Stock Bank has no present plan or intention to issue additional shares of its stock following the Bank Conversion.

5. Immediately following Bank Conversion, Stock Bank will possess the same assets and liabilities, except for assets used to pay expenses incurred in connection with the transaction, as those possessed by Bank immediately prior to the transaction. Depositors will not have dissenters rights in connection with the Bank Conversion. Also there will be no property distributed to any shareholder in connection with the Bank Conversion and no distributions other than the regular distributions (i.e., interest credited to accounts).

6. At the time of the Bank Conversion, Bank will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock of Bank.

7. Stock Bank has no plan or intention to reacquire any of its stock issued in the Bank Conversion.

8. Stock Bank has no plan or intention to sell or otherwise dispose of any of the assets of Bank acquired in the Bank Conversion, except for dispositions made in the ordinary course of business.

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9.       The liabilities of Bank assumed by Stock Bank plus the liabilities, if any, to which the transferred assets are subject were incurred by Bank in the ordinary course of its business and are associated with the assets transferred.

10. Following the Bank Conversion, Stock Bank will continue the historic business of Bank or use a significant portion of Bank's historic business assets in a business.

11. The shareholders will pay their respective expenses, if any, incurred in connection with the Bank Conversion.


12. Bank is not under the jurisdiction of a court in a Title 11 ^ bankruptcy, a receivership, foreclosure or similar proceeding.


13. No stock or securities will be issued for services rendered to or for the benefit of the Mutual Holding Company in connection with the 351 Transaction, and no stock or securities will be issued for indebtedness of the Mutual Holding Company that is not evidenced by a security, or for interest on indebtedness of the Mutual Holding Company which accrued on or after the beginning of the holding period for the debt.

14. None of the assets to be transferred were received by the Stock Bank depositors as part of a plan of liquidation of another corporation.

15. The property to be transferred to the Mutual Holding Company will not include accounts receivable, loans receivable, or commissions. Solely stock of Stock Bank will be transferred.


16. The only stock to be transferred by the Stock Bank depositors to the Mutual Holding Company in the 351 transaction will be common stock of the Bank.


17. The Stock Bank depositors did not incur any acquisition indebtedness with respect to stock of Stock Bank that is part of the property being transferred to the Mutual Holding Company.

18. The transfer is not the result of the solicitation by a promoter, broker, or investment firm.

19. The Stock Bank depositors will not retain any right or continuing interest in the property being transferred to the Mutual Holding Company.

20. The adjusted basis and the fair market value of the assets to be transferred to Mutual Holding Company by Stock Bank depositors will, in each instance, equal or exceed the sum of the liabilities to be assumed by Mutual Holding Company plus the liabilities to which the transferred assets are subject.

21. The Mutual Holding Company will assume no liabilities of the Stock Bank depositors in connection with the 351 Transaction.

22. There is no indebtedness between the Mutual Holding Company and Stock Bank depositors, and there will be no indebtedness created as a result of the 351 Transaction.

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23.      The transfers and exchanges will occur pursuant to the Plan which was agreed upon before the 351 Transaction and under which the rights of the parties are defined.

24.      All exchanges will occur on approximately the same date.

25. There is no plan or intention on the part of the Mutual Holding Company to redeem or otherwise reacquire any stock or securities to be issued in the 351 Transaction.


26. Taking into account any issuance of additional shares of Mutual Holding Company's equity, any issuance of stock for services, the exercise of any stock rights, warrants or subscriptions; a public offering of stock; and the sale, exchange, transfer by gift, or other disposition of any equity of the Mutual Holding Company to be received in the 351 Transaction, the Stock Bank depositors will ^ own equity interests in the Mutual Holding Company ^ possessing at least 80 percent of the total combined voting power of all classes of equity interests entitled to vote and 80 percent of all other classes of equity interest in the Mutual Holding Company, if any.



27. The Stock Bank depositors will receive ownership interests in the Mutual Holding Company approximately equal to the fair market value of the property transferred to Mutual Holding Company.

28. Mutual Holding Company will remain in existence and retain and use the property transferred to it in a trade or business.

29. There is no plan or intention by Mutual Holding Company to dispose of the transferred property other than in the normal course of business operations.

30. Each of the parties to the 351 Transaction will pay its own expenses, if any, incurred in connection with the proposed transaction.



31. Mutual Holding Company will not be ^ a regulated investment company, a real estate investment company or, a corporation more than 80 percent of the value of whose assets (excluding cash and non convertible debt obligations from consideration) are held for investment and are readily marketable stock or securities, or investments in regulated investment companies or real estate investment trusts.





^32.      The Bank is not entitled to use a net operating loss carryover and does not have a net operating loss for the taxable year in which the 351 transaction occurs.




33. No stock or securities will be issued for services rendered to or for the benefit of the Holding Company in connection with the transfer of Stock Bank stock in the Secondary 351 Transaction and cash by the Mutual Holding Company and Minority Stockholders (the "Transferor Group"), and no stock or securities will be issued for indebtedness of the Holding Company that is not evidenced by a security, or for interest on indebtedness of the Holding Company which accrued on or after the beginning of the holding period for the debt.

^34.      None of the assets to be transferred in the Secondary 351
         Transaction were received by the Mutual Holding Company as part of a plan of liquidation of another corporation.



^35.      The property to be transferred to the Holding Company in the
         Secondary 351 Transaction will not include accounts receivable, loans receivable, or commissions. Solely stock of Stock Bank and cash will be transferred.




^36.      The only stock to be transferred ^ to the Holding Company by the
         Mutual Holding Company in the Secondary 351 Transaction will be common stock of the Bank.





^37.      The transfer in the Secondary 351 Transaction is not the result of the solicitation by a promoter, broker, or investment firm.





^38.      The Transferor Group will not retain any right or continuing interest in the property being transferred to the Holding Company.



39. The adjusted basis and the fair market value of the assets to be transferred to Holding Company by the Transferor Group will, in each instance, equal or exceed the sum of the liabilities to be assumed by Holding Company plus the liabilities to which the transferred assets are subject.




40. The Holding Company will assume no liabilities of any member of the Transferor Group in connection with the Secondary 351 Transaction.



41. There is no indebtedness between the Holding Company and the Transferor Group, and there will be no indebtedness created as a result of the Secondary 351 Transaction.



42. The transfers and exchanges will occur pursuant to the Plan which was agreed upon before the Secondary 351 Transaction and under which the rights of the parties are defined.



43.      All exchanges will occur on approximately the same date.



44. There is no plan or intention on the part of the Holding Company to redeem or otherwise reacquire any stock or securities to be issued in the Secondary 351 Transaction.



45. Taking into account any issuance of additional shares of Holding Company's equity, any issuance of stock for services, the exercise of any stock rights, warrants or subscriptions; a public offering of stock; and the sale, exchange, transfer by gift, or other disposition of any equity of the Holding Company to be received in the Secondary 351 Transaction^, the = Transferor Group will ^ own stock in the Holding Company possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of issued and outstanding stock of the Holding Company.



46. Holding Company will remain in existence and retain and use the property transferred to it in a trade or business.

^47.      There is no plan or intention by Holding Company to dispose of the transferred property other than in the normal course of business operations.





^48.      Each member of the Transferor Group will pay its own expenses, if any, incurred in connection with the Secondary 351 Transaction.





^49.      Holding Company will not be ^ a regulated investment company, a real estate investment company or, a corporation more than 80 percent of the value of whose assets (excluding cash and non convertible debt obligations from consideration ) are held for investment and are readily marketable stock or securities, or investments in regulated investment companies or real estate investment trusts.





50. The Mutual Holding Company is not under the jurisdiction of a court in a Title 11 ^ bankruptcy, a receivership, foreclosure or similar proceeding and the equity interests in Holding Company received in the Exchange will not be used to satisfy any indebtedness.





51. The Stock Bank is not ^ entitled to use a net operating loss carryover and does not have a net operating loss for the taxable year in which the Secondary 351 Transaction occurs.



Under penalties of perjury, I declare that I have examined the above Representations of Greene County Savings Bank and to the best of my knowledge and belief the facts presented in support of the requested rulings are true, correct and complete.

Dated this ______ day of ____________, 1998.


                                     GREENE COUNTY SAVINGS BANK


                                     By:
                                        ---------------------------------------
                                         Authorized Officer